EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated December 22, 2000, accompanying the consolidated financial statements and schedules incorporated by reference included in the Annual Report of Meritage Hospitality Group Inc. on Form 10-K for the year ended November 30, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of Meritage Hospitality Group Inc. on Form S-8 to be filed on or about May 15, 2001.

/s/ Grant Thornton LLP
Grant Thornton LLP
Southfield, Michigan
May 15, 2001